Exhibit n(1)
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in this Registration Statement on Form N-2 of Fidus Investment Corporation and Form N-5 of Fidus Mezzanine Capital, L.P. filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, of our report dated February 23, 2011, relating to our audits of the consolidated financial statements for Fidus Mezzanine Capital, L.P. (the Fund), appearing in the Prospectus, which is a part of the Registration Statement (Form N-2 and N-5 No. 333-172550) declared effective on June 20, 2011. Our report dated February 23, 2011, relating to the consolidated financial statements of the Fund expresses an unqualified opinion and includes an emphasis paragraph relating to the Fund’s investments whose fair values have been estimated by management.
We also consent to the reference to our firm under the captions “Selected Consolidated Financial and Other Data” and “Independent Registered Public Accounting Firm” in such Prospectus.
/s/ McGladrey & Pullen, LLP
Chicago, Illinois
June 21, 2011